Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S–8 (No. 33–35368) of Minntech Corporation of our report dated September 7, 2001 relating to the financial statements and supplemental schedule of Minntech Corporation Profit Sharing and Retirement Plan and Trust, which appears in this Form 11-K.

/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 28, 2001

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of the Minntech Corporation Profit Sharing and Retirement Plan and Trust have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2001	MINNTECH CORPORATION PROFIT SHARING AND RETIREMENT PLAN AND TRUST

	By:	/s/ Jules L. Fisher

Jules L. Fisher Member of the Administrative Committee